EXHIBIT (a)(2)

ELECTION FORM

PURSUANT TO

GENE LOGIC INC.
OFFER TO EXCHANGE OUTSTANDING STOCK OPTIONS

THE RIGHT TO REQUEST THAT GENE LOGIC INC. EXCHANGE OPTIONS
AND THE RIGHT TO WITHDRAW SUCH REQUEST EXPIRE AT 12:00 NOON, EASTERN STANDARD
TIME, ON DECEMBER 10, 2002, UNLESS EXTENDED

To Gene Logic Inc.

     I have received the Offer to Exchange Outstanding Stock Options of Gene Logic Inc. (“Gene Logic”) dated November 7, 2002 (“Offer to Exchange”).

SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE OFFER TO EXCHANGE, I HEREBY ELECT TO EXCHANGE AND SURRENDER MY ENTIRE OWNERSHIP INTEREST IN THE OPTIONS CHECKED ON THE ATTACHED EXHIBIT AND CONSENT TO AND AGREE THAT SUCH OPTIONS UPON ACCEPTANCE BY GENE LOGIC WILL BE AMENDED TO EXPIRE ON THE ACCEPTANCE DATE AND BE IMMEDIATELY CANCELED THEREAFTER.

     I understand that I will be considered an “eligible employee” and may participate in the offer described in the Offer to Exchange only if (a) I am an employee of Gene Logic as of the date Gene Logic accepts properly tendered options in the offer (the “acceptance date”) and (b) I have not received options with an exercise price of less than $11.00 per share after May 4, 2002.

     I understand that I may surrender any options having an exercise price greater than or equal to $11.00 per share under Gene Logic’s 1996 Stock Plan, as amended, and the 1997 Equity Incentive Plan, as amended (the “1997 Plan”).

     I understand that if I am an eligible employee and was granted options after May 4, 2002, and I wish to surrender any eligible options, I must surrender all options received after May 4, 2002 that have an exercise price less than the exercise price of any other option that I request that Gene Logic exchange.

     I also understand that:

•	Subject to the terms and conditions described in the Offer to Exchange, in return for the surrender, amendment, expiration and cancellation of eligible options, I will be granted a new option(s) no earlier than the first business day that is at least six months and one day following the date Gene Logic accepts the eligible option(s) for exchange (the “new option grant date”), provided that I am employed by Gene Logic from the acceptance date through the new option grant date.

•	The new options will be exercisable for four (4) shares of Gene Logic common stock for every five (5) shares of Gene Logic common stock issuable upon exercise of a surrendered option, rounded down to the nearest whole number.

•	Each new option will generally have the same vesting schedule on a percentage basis as the corresponding expired and canceled option. However, if I am a “non-exempt” employee within the meaning of the Fair Labor Standards Act, any new options granted to me will not be exercisable until six months after the date of the new option grant.

•	A new option granted in exchange for a surrendered eligible option will have the same expiration date as the original expiration date of the old option that is accepted in the offer.

•	The exercise price of any new options granted by Gene Logic to me in return for my surrendered options will be the fair market value of a share of Gene Logic common stock on the grant date, which Gene Logic expects to be between June 12, 2003 and July 11, 2003. Under the 1997 plan, fair market value is determined by the closing price reported on The Nasdaq National Market on the last trading date prior to the grant date.

     I understand that because Gene Logic will not grant new options prior to the first business day that is at least six months and one day following the acceptance date, it is possible that the new options may have a higher exercise price than some or all of my surrendered options.

     I understand that if I die, become disabled, terminate my employment with or without good reason or Gene Logic terminates my employment with or without cause before the date when Gene Logic grants the new options, then I will not receive anything for the surrendered options.

     I understand that I might not receive new options if, prior to the grant of new options, Gene Logic enters into an agreement for merger or other similar transaction in which there is to be a change in control of Gene Logic or Gene Logic is otherwise acquired.

     I understand that I will not be eligible to receive any other stock options of Gene Logic until the new grant date.

     I understand that this election is subject to the terms and conditions set forth in the Offer to Exchange.

     I recognize that, under certain circumstances stated in the Offer to Exchange, Gene Logic may terminate or amend the Offer to Exchange and postpone its acceptance, expiration and cancellation of any options tendered for exchange. In the event of an amendment, I understand that Gene Logic will continue to hold for exchange any options already tendered, but I may withdraw such election in the manner herein described if such withdrawal is received prior to the expiration of the tender offer period.

     I acknowledge that this election is entirely voluntary. I also acknowledge that I will be unable to revoke this Election Form after 12:00 Noon, Eastern Standard Time, on December 10, 2002 (or if the deadline for the offer is extended, by the new deadline).

     Finally, I agree that Gene Logic may confirm its receipt of this Election Form and acceptance of my tendered options by sending notice to my regular Gene Logic e-mail address.

Signature of Optionee	Date

Name of Optionee

Social Security Number

REMEMBER TO MARK AND ATTACH THE EXHIBIT TO THE ELECTION FORM

INSTRUCTIONS
FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

     1. Delivery of Election Form; Withdrawal. Complete this form and send it to Gerri Smith by fax at (301) 987-1701 or by mail or hand delivery to her attention at 708 Quince Orchard Road, Gaithersburg, Maryland 20878. A properly completed and duly executed Election Form (or a fax thereof) must be received by Gene Logic on or before the expiration date of the offer.

     The method by which you deliver any required documents (including this Election Form) is at your election and risk, and the delivery will be deemed made only when actually received by Gene Logic. If you elect to deliver your documents by mail, Gene Logic recommends that you use registered mail with return receipt requested or UPS or other courier service providing confirmation of delivery. In all cases, you should allow sufficient time to ensure timely delivery.

     An election to surrender options for exchange pursuant to this offer may be changed or withdrawn at any time prior to the expiration date of the offer (currently 12:00 Noon, Eastern Standard Time on December 10, 2002). If the offer is extended by Gene Logic beyond that time, you may change or withdraw your election at any time until the extended expiration of the offer. To change your election to surrender options for exchange, you must deliver a new, properly completed Election Form that is clearly dated after your original Election Form. Once Gene Logic receives a new, properly completed Election Form submitted by you, your previously submitted Election Form will be disregarded.

     To withdraw all options surrendered for exchange, you must deliver a properly completed Notice of Withdrawal, or a fax thereof, to Gerri Smith of Gene Logic (at the fax number or address set forth above) prior to the expiration date of the offer.

     Gene Logic will not accept any alternative, conditional or contingent elections to surrender options for exchange. All employees surrendering options for exchange, by execution of this Election Form (or a fax of it), waive any right to receive any notice of the acceptance of their options for surrender, except as provided in the Offer to Exchange.

     2. Exhibit to be Attached. You have been provided with an exhibit showing your options eligible for exchange. You must check the appropriate boxes for any option grants you wish to exchange and attach this exhibit to your election form. If you need another copy of this exhibit, please contact Gerri Smith at gsmith@genelogic.com.

     3. Signatures on the Election Form. If this Election Form is signed by a trustee, executor, administrator, guardian, attorney-in-fact or any other person acting in a fiduciary or representative capacity, then such person’s full title and proper evidence satisfactory to Gene Logic of the authority of such person so to act must be submitted with this Election Form.

     4. Requests for Assistance or Additional Copies. Any questions or requests for assistance, as well as requests for additional copies of the Offer to Exchange, this Election Form, the Exhibit to the Election Form or the Notice of Withdrawal may be directed to Gerri Smith by e-mail at gsmith@genelogic.com or by fax at (301) 987-1701 or by mail or hand delivery to her attention at 708 Quince Orchard Road, Gaithersburg, Maryland 20878.

     5. Irregularities. Any questions as to the number of option shares subject to options to be accepted for exchange, and any questions as to the validity (including eligibility and time of receipt), form and acceptance of any surrender of options for exchange will be determined by Gene Logic in its sole discretion, which determination shall be final and binding on all interested persons. Gene Logic reserves the right to reject any or all options surrendered for exchange that Gene Logic determines not to be in appropriate form or the acceptance of which would be unlawful. Gene Logic also reserves the right to waive any of the conditions of the offer and any defect or irregularity with respect to any particular options surrendered for exchange or any particular optionholder, and Gene Logic’s interpretation of the terms of the offer (including these instructions) will be final and binding on all participants in the offer. No surrender of options will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived by Gene Logic, any defects or irregularities in connection with the surrender of options for exchange must be cured prior to the expiration of the offer. Neither Gene Logic nor any other person is or will be obligated to give notice of any defects or irregularities in the surrender of options for exchange, and neither Gene Logic nor any other person will incur any liability for failure to give any such notice.

     6. Important Tax Information. You should refer to Section 13 of the Offer to Exchange, which contains important tax information.

[sample form – each employee will be provided with an exhibit listing his or her eligible options]

EXHIBIT TO ELECTION FORM

PURSUANT TO

GENE LOGIC INC.
OFFER TO EXCHANGE OUTSTANDING STOCK OPTIONS

     Please indicate by checking below which option grants you elect to exchange:

Please check the "yes" box next to each grant to be exchanged or the "no" box next to each grant that will not be exchanged	Name of option holder	Option Grant Date	Option Exercise Price per share	Number of Shares for which option is exercisable
Yes No
☐ ☐

Yes No
☐ ☐

Yes No
☐ ☐

Yes No
☐ ☐

If neither box is checked for any grant, it will be the same as checking “no.”

Please attach to and submit this exhibit with your signed election form.